Exhibit 107

Calculation of Filing Fee Tables

        F-1

(Form Type)

VNG Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Class A ordinary shares, par value $0.000001 each	Rule 457(o)			$100,000,000	0.0001102	$11,020.00

	Total Offering Amounts					$100,000,000		$11,020.00

	Total Fees Previously Paid

	Total Fee Offset

	Net Fee Due							$11,020.00

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes Class A ordinary shares that the underwriters have the right to purchase to cover over-allotments, if any.